Exhibit 10.90

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and entered into as of this day of June 1, 2002, and amended February 23, 2004, June 16, 2005 and June 28, 2006, by and between Robert E. Mellor ("Executive"), and Building Materials Holding Corporation, a Delaware corporation (the "Company").

WITNESSETH

WHEREAS, Executive is currently employed by the Company as its Chairman, Chief Executive Officer and President;

WHEREAS, Executive and the Company are parties to an Amended and Restated Senior Management and Key Employee Severance Agreement (the "Severance Agreement"); and

WHEREAS, the Company wishes to extend the duration of Executive's services and further clarify the terms and conditions of his employment by entering into this Agreement with Executive and Executive is willing to commit his services to the Company, on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, Executive and the Company hereto agree as follows:

1.     Term

This Agreement shall commence on the date hereof, and shall continue in effect for an initial 5-year period (the "Initial Term"). Upon completion of the Initial Term, the term of this Agreement shall be automatically extended for a two-year period. The Initial Term and the two-year extension are referred to in this Agreement as the "Employment Term".

2.     Employment

2.1 Engagement. The Company hereby employs Executive and Executive hereby agrees to be employed by the Company, subject to the terms and conditions herein set forth. During the Initial Term and any extended term, Executive shall be employed as Chief Executive Officer and Chairman of the Company, and shall be responsible for the duties normally and customarily attendant to such offices. Executive shall render such other services and duties of an executive nature consistent with the duties of a senior executive officer of the Company as may from time to time be designated by the Board of Directors (the "Board").

2.2 Exclusive Employment. During the Employment Term, Executive shall devote his full business time to his duties and responsibilities set forth in Section 2.1. Without limiting the generality of the foregoing, Executive shall not, without the prior written approval of the Board, during the Employment Term, render services of a business, professional or commercial nature to any other person, firm or corporation, whether for compensation or otherwise, except that Executive may engage in civic, philanthropic and community service activities so long as such activities do not materially interfere with Executive’s ability to comply with this Agreement and are not otherwise in conflict with the policies or interest of the Company, and Executive may serve on the board of directors of two companies without Company approval.

3.     Compensation and General Benefits

3.1 Base Salary. During the term of this Agreement, the Company shall pay Executive a base salary in an annualized amount equal to five hundred fifty thousand dollars ($750,000) ("Base Salary") payable pro rata on the Company's regular payday, and subject to adjustment as hereinafter provided.

3.2 Salary Reviews. Executive's Base Salary shall be reviewed annually by the Compensation Committee of the Board for the purpose of considering increases thereof. In conducting this review, the Compensation Committee of the Board shall consider appropriate factors, including, without limitation, Executive's performance, the Company's financial condition and compensation afforded to senior executives of comparable corporations. The Base Salary shall not be decreased without the written consent of Executive.

3.3 Bonus.

(a) During the Employment Term, in addition to the Base Salary provided by Section 3.1, Executive will participate in the Company's Annual CEO Incentive Plan (the "Annual Bonus Plan"), pursuant to which Executive shall be eligible to receive additional incentive compensation on an annual basis based upon meeting targeted objectives as determined annually by the Compensation Committee of the Board. The range of the annual base bonus shall be 0% to 200% of Base Salary with the base bonus set at 100% of Base Salary if Executive meets the targeted objectives.

(b) During the Employment Term, in addition to the Base Salary and Annual Bonus Plan, Executive shall participate in the Company's Long-Term Incentive Plan (the "LTIP") pursuant to which Executive shall be eligible to receive additional incentive compensation under the LTIP of from 0% to 160% of Base Salary based upon meeting targeted objectives determined for each three-year period in the LTIP and in accordance with its terms, with such participation set at 80% of Base Salary if the targeted objectives under the LTIP are met. Payments of awards under the LTIP shall be made in accordance with the terms set forth in the LTIP as amended from time to time.

3.4 Vacation. Executive shall be entitled to four weeks paid vacation in any fiscal year during the Employment Term in accordance with Company vacation and leave policies. Vacation time shall be planned and taken consistent with Executive's duties and obligations hereunder.

3.5 Other Benefits. During the Employment Term, Executive (and his spouse and dependents) shall be entitled to participate in the Company's executive perquisite plan, supplemental retirement plan, liability insurance, life insurance, disability insurance, dental insurance, hospitalization insurance, medical, accident, and other employee benefit plans from time to time adopted by the Company. The Company shall have the right to change insurance carriers and benefit plans as may be appropriate in light of future market conditions and shall have the right to purchase individual policies covering Executive if necessary.

3.6 Stock Incentive Plans. Executive shall also be eligible to receive additional incentive compensation in the form of stock option or restricted stock grants. Review for any such grant shall be concurrent with Executive's annual salary review and shall be in the sole discretion of the Compensation Committee of the Board.

3.7 Reimbursement of Expenses. Upon submission of appropriate documentation in accordance with Company policy, the Company will promptly reimburse Executive for all reasonable business expenses incurred by Executive in pursuing the business of the Company, including, without limitation, expenditures for entertainment and travel.

4.     Confidential Information

During the term of this Agreement and forever thereafter, Executive agrees to keep confidential all information provided by the Company, excepting any such information as is already known to the public, and including any such information and material relating to any customer, vendor, licensor, licensee, or other party transacting business with the Company, and not to release, use, or disclose the same, except with the prior written permission of the Company. Executive further covenants and agrees that every document, computer disk, computer software program, notation, record, diary, memorandum, development, investigation, or the like, and any method or manner of doing business, of the Company (or containing any other secret or confidential information of the Company) made or acquired by Executive during his employment, is and shall be the sole and exclusive property of the Company.

5.     Covenants of Executive.

5.1 Non-Compete. Executive agrees that, during the Employment Term and for a period of one year following a termination of employment other than following a Change in Control (as defined in the Severance Agreement), he will not, directly or indirectly, engage in any business or activity competitive with the business activities of the Company. The foregoing shall not apply to passive investments by Executive of up to 5% of the outstanding stock of any publicly traded company or to service by Executive on boards of directors of companies as permitted under this Agreement, regardless of whether such company competes with the Company.

5.2 Solicitation of Employees. During the Employment Term and for a period of one year following a termination of employment other than following a Change in Control, (i) he shall not, directly or indirectly, individually, or together through any other person, firm, corporation or entity, hire any member of senior management of the Company (defined as an officer with a title of vice president or higher) who is then in the employ of the Company, or (ii) solicit for hire any employee of the Company, provided, however, that general solicitations not targeted to Company employees shall not be deemed to violate this clause (ii).

5.3 Solicitation of Customers and Suppliers. Executive agrees that, during the Employment Term and for a period of one year following a termination of employment other than following a Change in Control , he shall not, directly or indirectly, individually, or together through any other person, firm, corporation or entity, (i) use the Company's Confidential Information to solicit the business of any material customers of or supplies to the Company, or (ii) discourage any person or entity which is a customer of the Company from continuing its existing business or contractual relationship with the Company.

5.4 Compliance with Company Policies. Executive agrees that, during the Employment Term, he shall comply with the Company's employee manual and other policies and procedures reasonably established by the Company from time to time concerning matters such as management, supervision, recruiting, diversity, and sexual harassment.

5.5 Cooperation. For a period of three years following his termination of employment under this Agreement, he shall, upon Company’s reasonable request and in good faith and with his best efforts, subject to his reasonable availability, cooperate and assist Company in any dispute, controversy, or litigation in which Company may be involved and with respect to which Executive obtained knowledge while employed by the Company or any of its affiliates, successors, or assigns, including, but not limited to, his participation in any court or arbitration proceedings, giving of testimony, signing of affidavits, or such other personal cooperation as counsel for the Company shall request. Any such activities shall be scheduled, to the extent reasonably possible, to accommodate Executive’s business and personal obligations at the time. The Company shall pay Executive’s reasonable travel and incidental out-of-pocket expenses incurred in connection with any such cooperation, as well as the reasonable costs of an attorney Executive engages to advise him in connection with the foregoing.

5.6 Return of Business Records and Equipment. Upon termination of Executive's employment hereunder, Executive shall promptly return to the Company: (i) all documents, records, procedures, books, notebooks, and any other documentation in any form whatsoever, including but not limited to written, audio, video or electronic, containing any information pertaining to the Company which includes confidential information, including any and all copies of such documentation then in Executive's possession or control regardless of whether such documentation was prepared or compiled by Executive, Company, other employees of the Company, representatives, agents, or independent contractors, and (ii) all equipment or tangible personal property entrusted to Executive by the Company. Executive acknowledges that all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of the Company.

6.     Covenants of the Company

6.1 Indemnification. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, by reason of the fact that Executive is or was an employee, director or officer of the Company or serves or served any other entity in any capacity at the Company's request, Executive shall be indemnified by the Company, and the Company shall pay Executive's related expenses when and as incurred, including but not limited to attorney fees, all to the fullest extent permitted by law.

6.2 Change in Control. During the Employment Term, the Company shall continue in full force and effect with respect to Executive, the Severance Agreement, as amended from time to time in accordance with the terms thereof. The Severance Agreement shall control the compensation and benefits to be received by Executive in the event of a Change in Control (as defined in the Severance Agreement).

6.3 Supplemental Retirement Program. The Company shall establish for Executive and make contributions to fund an additional defined contribution supplemental retirement program (the "SRIP"), designed to provide Executive with a retirement annuity, at age 65, in an amount, taken together with other pension and social security benefits to which Executive may be entitled at age 65, equal to 35% of his final average compensation from Base Salary and Annual Bonus for the last three years of his employment. The SRIP shall be based on the assumptions set forth on Schedule 1 to this Agreement. The annual benefit will be reduced if Executive's employment terminates before 2008, unless, subject to approval of by the Board, such termination occurs as a result of a termination of employment by the Company without Cause or Executive for Good Reason either following or 3 months prior to a Change in Control. The annual contribution shall be calculated each year, and Executive acknowledges that the amount of the contribution will likely be different from the amounts shown in Schedule 1. Executive further acknowledges that the contribution will vary based on the performance of the Company and whether Executive meets or exceeds targeted bonus levels under the Annual Bonus Plan. LTIP participation shall not be included in calculating average compensation above.

7.     Compensation and Benefits Upon Termination Other than in Connection with a Change in Control.

7.1 Termination Upon Death. If Executive dies prior to the expiration of the Employment Term, the Company shall pay to Executive's estate, or other designated beneficiary(s) as shown in the records of the Company, any earned but unpaid Base Salary, a pro-rata amount of the annual bonus that Executive would be eligible to receive under the Company's Annual Bonus Plan for the year in which Executive's death occurs, LTIP benefits in accordance with the terms of the LTIP, accrued benefits under the SRIP and any other benefits that Executive is entitled to receive as of the Date of Termination under applicable benefit plans of the Company, less standard withholdings for tax and social security purposes. Except as required by law, after the Date of Termination, the Company shall have no obligation to make any other payment, including severance or other compensation, of any kind to Executive’s estate upon a termination of employment by death.

7.2 Termination Upon Disability. The Company may terminate Executive's employment in the event Executive suffers a Disability. In the event that Executive's employment is terminated pursuant to this Section 7.2, Executive shall receive payment for any earned and unpaid Base Salary, a pro-rata amount of the annual bonus that Executive would be eligible to receive under the Company's Annual Bonus Plan for the year in which such termination occurs, LTIP benefits in accordance with the terms of the LTIP, accrued benefits under the SRIP, and any other benefits that Executive is then entitled to receive under applicable benefit plans of the Company, less standard withholdings for tax and social security purposes. Except as required by law, after the Date of Termination, no other compensation of any kind or severance or other payment of any kind or payment in lieu of notice shall be payable by the Company to Executive upon a termination of employment for Disability.

7.3 Voluntary Termination. Executive may voluntarily terminate his employment with the Company at any time upon 90 days' prior written notice. The Company may accelerate the termination of Executive's employment and the right to any further compensation to a date prior to the 90th day upon written notice thereof being delivered to Executive by the Company. In the event that Executive's employment is terminated under this Section 7.3, Executive shall receive payment for any earned and unpaid Base Salary, and benefits the Executive is entitled to receive under the employee benefit plans of the Company, but excluding bonuses otherwise payable under the Company's Annual Bonus Plan, less standard withholdings for tax and social security purposes, through the Date of Termination. Except as required by law, after the Date of Termination the Company shall have no further obligation to pay any compensation of any kind or severance payment of any kind nor to make any further payment in lieu of notice to Executive.

7.4 Termination for Cause. The Board may terminate Executive's employment with the Company at any time for Cause. In the event that Executive's employment is terminated under this Section 7.4, Executive shall receive payment for all earned but unpaid Base Salary, and benefits the Executive is then entitled to receive under the employee benefit plans of the Company, but excluding bonuses otherwise payable under the Company's Annual Bonus Plan, less standard withholdings for tax and social security purposes, through the Date of Termination. Except as required by law, after the Date of Termination the Company shall have no further obligation to pay any severance or compensation of any kind nor to make any payment in lieu of notice to Executive. Except as required by law, all benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of the Date of Termination.

7.5 Termination Without Cause. The Company may, at any time and without prior written notice, terminate Executive without Cause. In the event that Executive's employment with the Company is terminated without Cause, Executive shall receive (i) payment for all earned but unpaid Base Salary, and benefits the Executive is then entitled to receive under benefit plans of the Company, if any, less standard withholdings for tax and social security purposes, through the Date of Termination; (ii) within 90 days after execution by Executive of a mutual release of claims, payment in a lump sum of an amount equal to 36 months of Executive's then current Base Salary if the termination occurs during the first 24 months of the Initial Term, 24 months of Executive's then current Base Salary if the termination occurs during the last 36 months of the Initial Term, and 12 months if the termination occurs during any renewal period or if the Agreement is not renewed at the end of the Initial Term, in each case less standard withholdings for tax and social security purposes; (iii) payment of a pro-rata amount of the Annual Bonus that Executive would be eligible to receive under the Company's Bonus Plan for the year in which the termination occurs; (iv) payment of amounts accrued under the LTIP in accordance with the terms of the LTIP; (v) if, and only if permitted under the terms of the Company's plans, continuation of Executive's participation in the Company's medical and health insurance plans during the period he is to receive severance compensation and assuming Executive is eligible and elects COBRA, payment on Executive's behalf of continuation premiums for health insurance under Federal or State COBRA for a period of 18 months following the date that severance payments cease; (vi) acceleration of the vesting of a portion of any unvested stock options in the amount that would have become vested at the end of the calendar year in which the termination occurred; and (vii) payment of the annual contribution to the SRIP for the calendar year in which the termination occurs. No other compensation of any kind or severance or other payment of any kind shall be payable by the Company to Executive after such Date of Termination. Except as specifically provided in this Section 7.5 and except as required by law, all benefits provided by the Company to Executive under this Agreement or otherwise shall cease as of the Date of Termination.

7.6 Termination for Good Reason. Notwithstanding anything in this Section 7 to the contrary, Executive may voluntarily terminate his employment with the Company and receive the benefits detailed in Section 7.5 upon or within 180 days following the occurrence of an event constituting Good Reason.

7.7 Termination Following a Change in Control. If the employment of Executive is terminated within the period commencing 3 months prior to a Change in Control and ending 3 years following a Change in Control, the provisions of this Section 7 shall not apply and all payments shall be made in accordance with the provisions of the Severance Agreement, except that, subject to the approval of the Board, in the event such termination occurs as a result of a termination of employment by the Company without Cause or by Executive for Good Reason, Executive shall also be entitled to (i) payment of the annual contribution to the SRIP for the calendar year in which the termination occurs and (ii) payment of an additional contribution to the SRIP in an amount necessary to ensure that the anticipated target benefit provided to Executive under the SRIP (i.e. 35% of his final average compensation from Base Salary and Annual Bonus for the last three years of his employment) is fully funded as of the date of such termination.

7.8 Certain Definitions. For purposes of this Agreement, the following term shall have the meanings set forth below.

(a) "Cause" shall mean that Executive shall: (i) commit an act of fraud, embezzlement or misappropriation involving the Company; (ii) be convicted by a court of competent jurisdiction of, or enter a plea of guilty of no contest to, any felony involving moral turpitude or dishonesty; (iii) commit an act, or fail to commit an act, involving the Company which amounts to, or with the passage of time would amount to, willful misconduct, gross negligence or a breach of this Agreement and which results or will result in material harm to the Company, if such act is not corrected within 30 days following receipt written notice thereof from the Company; or (iv) willfully fail to perform the responsibilities and duties specified herein for a period of 30 days following receipt of written notice from the Company which specifically describes past instances of willful failure of performance; provided that in the case of (iv) above, during the 30-day period following receipt of such notice, Executive shall be given the opportunity to take reasonable steps to cure any such claimed past failure of performance; provided, however, that Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive, together with Executive 's counsel, to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of the conduct set forth above and specifying the particulars thereof in detail. Notwithstanding the foregoing, Executive shall have the right to contest his termination for Cause (for purposes of this Agreement) by arbitration in accordance with the provisions of this Agreement.

(b) "Date of Termination" shall mean (i) if Executive is terminated by the Company for Disability, 30 days after written notice of termination is given to Executive (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period) or (ii) if Executive's employment is terminated by the Company for any other reason or by Executive, the date on which a written notice of termination, specifying in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment is given; provided that, in the case of a termination for Cause, Executive shall not have cured the matter or matters stated in the notice of termination within the 10-day notice period provided in Section 7.8(a) above.

(c) "Disability" shall mean a physical or mental disability that renders Executive unable, as determined in good faith by a licensed physician, to perform the essential functions of his position, even with reasonable accommodation, for 180 days within any 12-month period. The Company and Executive or his legal representative shall use their best efforts to agree on the physician to determine disability. If they cannot agree within 10 days after the first party makes a written proposal stating the name of a physician, then the other party shall select a physician within 10 days and within 10 days thereafter the two physicians shall select a third physician. All such physicians must be board certified in the medical area giving rise to the alleged disability. The determination of the third physician shall be final and binding. If one party fails to select a physician within the 10-day period, the physician named by the other party shall make the determination of disability.

(d) "Good Reason" shall mean Executive's resignation from employment within 180 days after the occurrence of one of the following events without Executive’s express written consent:

(i) a change of Executive's title as Chief Executive Officer or a material reduction in Executive's responsibilities or the assignment to Executive by the Company of duties inconsistent with his position as Chief Executive Officer;

(ii) a reduction in his Base Salary or participation in the Annual Bonus Plan or other employee benefit plans described in this Agreement;

(iii) a relocation to any place more than 25 miles from the office regularly occupied by Executive, except for reasonably required travel by Executive on the Company's business;

(iv) any material breach by the Company of any provision of this Agreement or any other material agreement between the Company or any subsidiary and Executive; or

(v) the failure by the Company or by any successor or assign of the Company (whether by operation of law or otherwise, including any surviving company in a merger or similar transaction involving the Company), within ten business days following a Change in Control, to deliver to Executive an agreement expressly reaffirming its obligations under or agreeing to assume and comply with the obligations of the Company under this Agreement.

8.     Warranties and Representations. Executive hereby represents and warrants to the Company that he is not now under any obligation of a contractual or quasi-contractual nature known to him that is inconsistent or in conflict with this Agreement or that would prevent, limit or impair the performance by Executive of his obligations hereunder; and has been or has had the opportunity to be represented by legal counsel in the preparation, negotiation, execution and delivery of this Agreement and understands fully the terms and provisions hereof

9.     Notices

All notices required or permitted to be given by either party hereunder shall be in writing and shall be deemed sufficiently given if mailed by registered or certified mail, or personally delivered to the party entitled thereto at the address stated below, or to such changed address as the addressee may have given by a similar notice:

To the Company:	Building Materials Holding Corporation Four Embarcadero Center, Suite 3250 San Francisco, California 94111 Attn: Chairman of the Compensation Committee Fax: (415) 627-9119

With a Copy to:	Building Materials Holding Corporation 720 Park Blvd., Suite 200 P.O. Box 7006 Boise, Idaho, 83707 Fax: (208) 387-4367 Attention: Paul Street, Esq.

To Executive:	Robert E. Mellor Building Materials Holding Corporation Four Embarcadero Center, Suite 3250 San Francisco, California 94111 Telecopier: (415) 627-9119

10.     General Provisions

10.1 Waiver. No waiver by any party hereto of any failure of any other party to keep or perform any covenant or condition of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same, or any other covenant or condition.

10.2 Amendments. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by Executive and a duly authorized officer of the Company.

10.3 Severability. The provisions of this Agreement are severable and in the event that a court of competent jurisdiction determines that any provision of this Agreement is in violation of any law or public policy, in whole or in part, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall not be affected thereby and shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

10.4 Assignment. No right to or interest in any payments shall be assignable by either party; provided; however, that this provision shall not preclude Executive from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude his executor or administrator from assigning any right hereunder to the person or persons entitled hereto. Further, the Company may assign this Agreement: (a) to an affiliate so long as such affiliate assumes the Company's obligations hereunder, or (b) in connection with a merger or consolidation involving the Company or a sale of substantially all its assets or shares to the surviving corporation or purchaser as the case may be so long as such assignee assumes the Company's obligations hereunder.

10.5 Successors and Assigns. This Agreement and the obligations of the Company and Executive hereunder shall be binding upon and shall be assumed by their respective successors including, without limitation, any corporation or corporations acquiring the Company, whether by merger, consolidation, sale or otherwise.

10.6 Governing Law. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of California without regard to the principles of conflict of laws thereof.

10.7 Attorney's Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

10.8 No Representation. No officer, employee or representative of the Company has any authority to make any representation or promise in connection with this Agreement or the subject matter hereto which is not contained herein, and Executive agrees that he has not executed this Agreement in reliance upon any such representation or promise.

10.9 Interpretation of Agreement. Each of the parties has been represented by counsel in the negotiation and preparation of this Agreement. The parties agree that this Agreement is to be construed as jointly drafted. Accordingly, this Agreement will be construed according to the fair meaning of its language, and the rule of construction that ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement.

10.10 Headings. The headings of sections and subsections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

10.11 Entire Agreement. This document constitutes the entire understanding and Agreement of the parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings and representations are hereby terminated and cancelled in their entirety and are of no further force or effect.

10.12 Counterparts. This Agreement may be executed in two or more counterparts with the same effect as if the signatures to all such counterparts was upon the same instrument, and all such counterparts shall constitute but one instrument.

10.13 Remedies. In view of the position of confidence which Executive will enjoy with the Company and the anticipated relationship with the clients, customers, and employees of the Company and its affiliates pursuant to his employment hereunder, and recognizing both the access to confidential financial and other information which Executive will have pursuant to his employment, Executive expressly acknowledges that the restrictive covenants set forth in Section 5 are reasonable and necessary in order to protect and maintain the proprietary interests and other legitimate business interests of the Company and its affiliates. Executive further acknowledges that (1) it would be difficult to calculate damages to the Company and its affiliates from any breach of his obligations under this Section 5, (ii) that injury to the Company and its affiliates from any such breach would be irreparable and impossible to measure, and (iii) that the remedy at law for any breach or threatened breach of Section 5 would therefore be an inadequate remedy and, accordingly, the Company shall, in addition to all other available remedies (including without limitation seeking such damages as it can show it and its affiliates has sustained by reason of such breach and/or the exercise of all other rights it has under this Agreement), be entitled to injunctive and other similar equitable remedies.

10.14 No Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by retirement benefits after the Date of Termination, except as specifically provided hereunder. The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive's then existing rights, or rights which would accrue solely as a result of the passage of time, under any Company benefit plan or other contract, plan or arrangement.

10.15 Dispute Resolution and Binding Arbitration. Executive and the Company agree that in the event a dispute arises concerning or relating to Executive's employment with the Company, or any termination therefrom, such dispute shall be submitted to binding arbitration in accordance with the employment arbitration rules of Judicial Arbitration and Mediation Services ("JAMS") by a single impartial arbitrator experienced in employment law selected as follows: if the Company and Executive are unable to agree upon an impartial arbitrator within 10 days of a request for arbitration, the parties shall request a panel of employment arbitrators from JAMS and alternatively strike names until a single arbitrator remains. The arbitration shall take place in San Francisco, California, and both Executive and the Company agree to submit to the jurisdiction of the arbitrator selected in accordance with JAMS' rules and procedures. Except as set forth in Section 10.13 hereof, Executive and the Company further agree that arbitration as provided for in this section will be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law, or an administrative claim with an administrative agency, and that the award of the arbitrator shall be final and binding on both parties, and nonappealable. The arbitrator shall have discretion to award monetary and other damages, or no damages, and to fashion such other relief as the arbitrator deems appropriate. The Company will be responsible for paying any filing fees and costs of the arbitration proceeding itself (for example, arbitrators' fees, conference room, transcripts), but each party shall be responsible for its own attorneys' fees. THE COMPANY AND EXECUTIVE ACKNOWLEDGE AND AGREE THAT BY AGREEING TO ARBITRATE, THEY ARE WAIVING ANY RIGHT TO BRING AN ACTION AGAINST THE OTHER IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND ARE WAIVING THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

_________________________ Robert E. Mellor	BUILDING MATERIALS HOLDING CORPORATION
By:
Title: _________________________